CONSENT OF INDPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 10, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Report to shareholders of Perritt Microcap Opportunities Fund, Inc., portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Public Accountants" in the Statement of Additional Information.

/s/  Checkers, Simon & Rosner LLP

CHECKERS, SIMON & ROSNER LLP
Chicago, Illinois
December 30, 1998